Exhibit 99.1

COVENANT LOGISTICS GROUP ANNOUNCES FOURTH QUARTER FINANCIAL
AND OPERATING RESULTS AND INITIATES QUARTERLY CASH DIVIDEND

CHATTANOOGA, TENNESSEE – January 26, 2022 - Covenant Logistics Group, Inc.  (NASDAQ/GS: CVLG) (“Covenant” or the “Company”) announced today financial and operating results for the fourth quarter ended December 31, 2021. Additionally, the Company announced that it will initiate a quarterly cash dividend of $0.0625 per share in the first quarter of 2022. The Company’s live conference call to discuss the quarter will be held at 10:00 A.M. Eastern Time on Thursday, January 27, 2022.

Chairman and Chief Executive Officer, David R. Parker, commented: “We are pleased to report fourth quarter earnings of $1.05 per diluted share and non-GAAP adjusted earnings of $1.07 per diluted share (1).  For 2021, we generated over $1 billion in revenue, the highest annual earnings per share in our history, and a 13% return on average invested capital.  We were also successful in moving assets to longer term customer arrangements, lowering our asset intensity and reducing our debt.  We look forward to building on these results in the coming quarters, and the quarterly dividend we are announcing today is an expression of our confidence in the future.

“In the fourth quarter we experienced the continuation of an exceptionally strong freight market resulting from growing economic activity, low inventories, and supply chain disruptions, accompanied by constrained capacity due to a national driver and equipment shortage. These conditions have continued into the first quarter of 2022.

“Our asset-based segments, Expedited and Dedicated, contributed approximately 58% of total revenue in the quarter and performed well in an environment characterized by strong freight demand, an extremely competitive driver market, workforce volatility due to COVID-19, and rising costs.  Our Expedited segment grew revenue and produced adjusted margins similar to the fourth quarter last year, with improved pricing and utilization overcoming significant driver pay increases and a smaller available fleet. We also implemented multi-year contracts with certain major customers that should lessen the impact of economic cycles on this segment.  Our Dedicated segment improved year-over-year and sequentially by producing higher revenue and better margins, progress needed to meet our targeted returns.  Compared with the fourth quarter of 2020, operating margins in Expedited and Dedicated were negatively impacted by approximately 250 basis points primarily related to catch-up vesting of prior year performance-based compensation due to our record results, incremental costs to secure short-term capacity to service short-term freight commitments and lack of gain on sale due to delays in equipment deliveries, all of which are not expected to continue into 2022.

Our asset-light segments, Managed Freight and Warehousing, contributed approximately 42% of total revenue in the quarter and combined to generate favorable margins and returns.  Managed Freight produced record performance as a result of strong execution and effective coordination with our Expedited and Dedicated segments. Warehousing was able to grow revenue but fell short of our margin goals mainly due to start-up rent on a new facility and increased labor costs.

We are also pleased to report that Transport Enterprise Leasing, our 49% equity method investment, contributed pre-tax net income of $5.2 million, or $0.23 per share, compared to $3.0 million, or $0.13 per share, in the 2020 quarter.”

A summary of our fourth quarter financial performance:

	Three Months Ended December 31,		Year Ended December 31,
($000s, except per share information)	2021	2020	2021	2020
Total Revenue	$294,228	$225,228	$1,046,003	$838,561
Freight Revenue, Excludes Fuel Surcharge	$267,022	$210,856	$949,913	$776,218
Operating Income (Loss)	$18,237	$9,566	$67,162	$(14,027)
Adjusted Operating Income (1)	$18,824	$13,233	$71,205	$26,865
Operating Ratio	93.8%	95.8%	93.6%	101.7%
Adjusted Operating Ratio (1)	93.0%	93.7%	92.5%	96.5%
Net Income (Loss)	$17,732	$(25,665)	$60,731	$(42,718)
Adjusted Net Income (1)	$18,169	$10,438	$61,287	$18,681
Earnings (Loss) per Diluted Share	$1.05	$(1.50)	$3.57	$(2.46)
Adjusted Earnings per Diluted Share (1)	$1.07	$0.61	$3.61	$1.08

(1) Represents non-GAAP measures.

Truckload Operating Data and Statistics
	Three Months Ended December 31,		Year Ended December 31,
($000s, except statistical information)	2021	2020	2021	2020
Combined Truckload
Total Revenue	$169,674	$145,674	$661,604	$608,854
Freight Revenue, excludes Fuel Surcharge	$142,670	$131,406	$566,213	$546,974
Operating Income (Loss)	$6,855	$3,068	$31,707	$(22,573)
Adj. Operating Income (Loss) (1)	$7,149	$6,184	$33,804	$12,985
Operating Ratio	96.0%	97.9%	95.2%	103.7%
Adj. Operating Ratio (1)	95.0%	95.3%	94.0%	97.6%
Average Freight Revenue per Tractor per Week	$4,732	$4,032	$4,509	$3,872
Average Freight Revenue per Total Mile	$2.24	$1.90	$2.07	$1.85
Average Miles per Tractor per Period	27,805	27,867	113,485	109,622
Weighted Average Tractors for Period	2,294	2,480	2,408	2,702

Expedited
Total Revenue	$85,924	$75,855	$337,063	$320,202
Freight Revenue, excludes Fuel Surcharge	$71,782	$69,434	$289,350	$291,471
Operating Income (Loss)	$5,585	$4,782	$33,064	$(7,037)
Adj. Operating Income (Loss) (1)	$5,585	$6,111	$33,064	$9,305
Operating Ratio	93.5%	93.7%	90.2%	102.2%
Adj. Operating Ratio (1)	92.2%	91.2%	88.6%	96.8%
Average Freight Revenue per Tractor per Week	$6,557	$5,687	$6,498	$5,031
Average Freight Revenue per Total Mile	$2.06	$1.87	$1.97	$1.82
Average Miles per Tractor per Period	41,925	40,016	172,080	144,636
Weighted Average Tractors for Period	833	929	854	1,108

Dedicated
Total Revenue	$83,750	$69,819	$324,541	$288,652
Freight Revenue, excludes Fuel Surcharge	$70,888	$61,972	$276,863	$255,503
Operating Income (Loss)	$1,270	$(1,714)	$(1,357)	$(15,536)
Adj. Operating Income (Loss) (1)	$1,564	$73	$740	$3,680
Operating Ratio	98.5%	102.5%	100.4%	105.4%
Adj. Operating Ratio (1)	97.8%	99.9%	99.7%	98.6%
Average Freight Revenue per Tractor per Week	$3,692	$3,040	$3,417	$3,066
Average Freight Revenue per Total Mile	$2.46	$1.94	$2.19	$1.88
Average Miles per Tractor per Period	19,755	20,590	81,284	85,284
Weighted Average Tractors for Period	1,461	1,551	1,554	1,594

(1) Represents non-GAAP measures.

Combined Truckload Revenue
Mr. Parker commented on truckload operations, “For the quarter, total revenue in our truckload operations increased 16.5%, to $169.7 million with 186 fewer trucks, compared to 2020. The revenue increase consisted of $11.3 million higher freight revenue and $12.7 million higher fuel surcharge revenue. The increase in freight revenue primarily related to a 17.3% increase in average freight revenue per truck, offset by a 7.5% decrease in the average operating fleet size that has resulted from the constraints of an extremely tight driver market.  The increase in average freight revenue per truck for the fourth quarter of 2021, was a result of an increase in average freight revenue per total mile of 17.9%.”

Expedited Truckload Revenue
Mr. Parker added, “In our Expedited segment, average total tractors decreased by 96 units or 10.3% to 833, compared to 929 in the prior year quarter. Freight revenue in our Expedited segment increased $2.3 million, or 3.4%. Average freight revenue per tractor increased 15.3% due to an increase of 19 cents per total mile, or 10.2%, in average freight revenue per total mile, along with a 4.8% increase in utilization.”

Dedicated Truckload Revenue
“For the quarter, freight revenue in our Dedicated segment increased $8.9 million, or 14.4%. Average Dedicated tractors decreased by 90 units or 5.8% to 1,461, compared to 1,551 in the prior year quarter. Average freight revenue per tractor increased 21.4% due to an increase in average freight revenue per total mile of 52 cents, or 26.8%, offset by a 4.1% decrease in utilization.”

Combined Truckload Operating Expenses
Mr. Parker continued, “Our truckload operating cost per total mile increased 49 cents on a GAAP basis, largely due to increases in salaries, wages and related expense, fuel and operations and maintenance expense.  On a non-GAAP or adjusted basis, operating expenses per total mile increased 31 cents.  The differences between GAAP and non-GAAP operating costs includes adjustments to offset fuel expense with fuel surcharge revenue and to exclude the expense associated with the amortization of intangible assets.

“Salaries, wages and related expense increased year-over-year $9.8 million on an absolute basis.  On a cents per total mile basis salaries, wages and related expense increased 23 cents. Driver pay increased $6.0 million, or 15 cents per total mile, due to significant increases implemented across both our expedited and dedicated fleets, and wage hikes for our shop technicians added another 1 cent per mile.  Annual merit increases and incentive compensation associated with the favorable results of the business increased approximately 4 cents per mile, and other personnel related costs such as worker’s compensation insurance, payroll taxes and 401(k) contributed to the remaining portion of the increase for the category. Despite multiple driver pay increases implemented throughout the year, driver and other compensation headwinds are expected to continue for the foreseeable future as a result of the tight employment market being experienced across our industry.

“Operations and maintenance related expense increased year-over-year by $3.9 million, or 7 cents per total mile, compared to the 2020 quarter primarily due to increased costs of recruitment and onboarding activities, parts and maintenance activities and OS&D claims. We incurred an additional $1.5 million in costs related to the recruitment and onboarding of drivers, approximately $1.4 million in parts and maintenance costs and $1.0 million in OS&D claims when compared to the prior year quarter.

Managed Freight Segment

	Three Months Ended December 31,		Year Ended December 31,
($000s)	2021	2020	2021	2020
Freight Revenue	$108,132	$64,884	$321,236	$177,579
Operating Income (Loss)	$10,952	$5,375	$32,461	$4,482
Adj. Operating Income (1)	$10,988	$5,539	$32,986	$8,129
Operating Ratio	89.9%	91.7%	89.9%	97.5%
Adj. Operating Ratio (1)	89.8%	91.5%	89.7%	95.4%

(1) Represents non-GAAP measures.

“For the quarter, Managed Freight’s freight revenue increased $43.2 million, or 66.7%, from the prior year quarter. Operating income and adjusted operating income for the Managed Freight segment was $11.0 million, compared with $5.4 million and $5.5 million, respectively, in the fourth quarter of 2020. Managed Freight’s favorable results for the quarter were primarily attributable to the robust freight market, executing various spot rate opportunities and handling overflow freight from both Expedited and Dedicated truckload operations.”

Warehousing Segment

	Three Months Ended December 31,		Year Ended December 31,
($000s)	2021	2020	2021	2020
Freight Revenue	$16,220	$14,566	$62,464	$51,665
Operating Income	$430	$1,122	$2,994	$4,063
Adj. Operating Income (1)	$687	$1,509	$4,415	$5,749
Operating Ratio	97.4%	92.4%	95.3%	92.2%
Adj. Operating Ratio (1)	95.8%	89.6%	92.9%	88.9%

(1) Represents non-GAAP measures.

“For the quarter, Warehousing’s freight revenue increased 11.4% versus the prior year quarter. The increase in revenue was primarily driven by the year-over-year impact of new customer business. Operating income for the Warehousing segment was $0.4 million and adjusted operating income was $0.7 million, compared with $1.1 million and $1.5 million, respectively, in the fourth quarter of 2020. The year-over-year decline in profitability with this segment is largely attributable to higher contract labor costs and escalating real-estate costs for a newly leased facility.”

Capitalization, Liquidity and Capital Expenditures
Tripp Grant, the Company’s Chief Accounting Officer, added the following comments: “At December 31, 2021, our total indebtedness, net of cash (“net indebtedness”), decreased by $36.1 million to approximately $65.8 million as compared to December 31, 2020. In addition, our net indebtedness to total capitalization decreased to 15.8% at December 31, 2021 from 26.0% at December 31, 2020.

“At December 31, 2021, we had cash and cash equivalents totaling $8.4 million. Under our ABL credit facility, we had no borrowings outstanding, undrawn letters of credit outstanding of $26.4 million, and available borrowing capacity of $83.6 million. The sole financial covenant under our ABL facility is a fixed charge coverage ratio covenant that is tested only when available borrowing capacity is below a certain threshold. Based on availability as of December 31, 2021, no testing was required, and we do not expect testing to be required in the foreseeable future.

“Our net capital investment for the quarter used $13.2 million as compared to proceeds of $5.3 million for the prior year period. As of December 31, 2021, we had $2.9 million in assets held for sale that we anticipate disposing within twelve months.  During 2021, we received approximately 85% of our equipment order for the year and anticipate the remaining deliveries to occur in early 2022.  The average age of our tractor fleet was 26 months at December 31, 2021 and is expected to grow moderately through the first quarter of 2022.

“For 2022 we are planning for a sizable increase in net capital expenditures as we return to a more normalized equipment replacement cycle. This replacement effort will occur against a backdrop of substantial price increases for new equipment, strong prices for used equipment, and industry-wide order cutbacks and deferrals by equipment manufacturers.  The timing, cost, and projected fleet net capital expenditures will depend on how these factors play out. Our baseline expectation for 2022 fleet net capital expenditures is a range of $50 million to $70 million. Due to the relatively new age of our tractor fleet and remaining unexpired warranty coverage for most of our tractors, we do not expect the percentage of our equipment being operated outside of warranty coverage to increase in any material respect even if delays occur; however, operations and maintenance costs may increase regardless due to wage and parts inflation.

“Based on our current capital structure and expected 2022 net capital expenditures, we expect to generate free cash flow and have substantial flexibility to maintain moderate financial leverage and evaluate capital allocation alternatives.”

Outlook
Mr. Parker concluded, “2021 was a remarkable year for Covenant, and I’m very proud of what our team has accomplished.  The year was in part the product of an exceptional freight market, but more importantly, it exhibited the power of the operating model we built in 2020 and what our team can accomplish with diligent execution and teamwork. We view our progress in 2021 as the first step in delivering solid, more consistent returns for our stockholders.

“Our outlook is positive for continued operational progress during 2022. For at least the first few months of 2022, we anticipate a strong freight market accompanied by constrained capacity due to a national driver and equipment shortage. During this period, we expect a continuation of significant increases in pricing and operating costs, and we expect to continue to improve the margin expectation in certain Dedicated contracts and the duration of fleet commitments in certain Expedited contracts.  Later in the year, we expect demand to become more balanced as supply chains gain fluidity, economic growth potentially slows, and consumer spending on services rebounds.

“We expect cost pressure to persist even if freight demand moderates. From wages and insurance, to equipment and parts, to fuel prices and interest rates, the cost of our business is increasing.  During the first half of 2022, we will have difficult comparisons due to unusually low insurance and claims and overhead expense during the 2021 period.  Overall, absent a substantial, near-term deterioration in market forces, we expect a combination of pricing gains, improvement in our Dedicated segment, revenue growth, and continued focus on cost control, to support 2022 operating results similar to those in 2021, although the timing of various market factors and the speed of our execution could cause a range of possible results.

“For the longer term, we intend to steadily and intentionally grow the percentage of our revenue generated by Dedicated, Managed Freight, and Warehousing segments, while selectively investing in the Expedited segment to remain a leader in that sector. At the same time, we will continue to diligently pursue reducing unnecessary overhead, improving our safety, service, and productivity, diversifying our customer base with less seasonal and cyclical exposure, improving customer contracts, and investing in systems, technology, and people to support the growth of these previously under-invested areas.  Over time, we expect Expedited and Dedicated to generate high single-digit to low double-digit operating margins, and Managed Freight and Warehousing to generate mid-to-high single-digit operating margins.  Based on our expected asset intensity, these operating margins should produce double-digit returns on invested capital.

“With diligence and accountability, we expect to grow our market share organically and through acquisitions, continue to improve our operations, and be a stronger, more profitable, and more predictable business with the opportunity for significant and sustained value creation.  Based on our anticipated cash flow generation profile, we will be able to continue our dividend program and evaluate a full range of capital allocation alternatives, including debt paydown, organic growth, acquisition and disposition opportunities, and stock repurchases.”

Quarterly Dividend Program
The Company’s board of directors has adopted a quarterly cash dividend program of $0.0625 per share, subject to quarterly approval by the board.  Under the plan, subject to quarterly approval, the dividends will be payable to stockholders of record as of the first Friday of the third month of each calendar quarter and payable on the last Friday of the third month of each calendar quarter.  The Company’s board of directors has approved the first dividend, which will be for stockholders of record as of March 4, 2022, and payable on March 25, 2022.

Conference Call Information
The Company will host a live conference call tomorrow, January 27th, 2022, at 10:00 a.m. Eastern time to discuss the quarter. Individuals may access the call by dialing 800-231-0316 (U.S./Canada) and 0800-524-4760 (International).  An audio replay will be available for one week following the call at 800-645-7964, access code 3895#. For additional financial and statistical information regarding the Company that is expected to be discussed during the conference call, please visit our website at www.covenantlogistics.com/investors under the icon “Earnings Info.”

Covenant Logistics Group, Inc., through its subsidiaries, offers a portfolio of transportation and logistics services to customers throughout the United States. Primary services include asset-based expedited and dedicated truckload capacity, as well as asset-light warehousing, transportation management, and freight brokerage capability.  In addition, Transport Enterprise Leasing is an affiliated company providing revenue equipment sales and leasing services to the trucking industry. Covenant's Class A common stock is traded on the NASDAQ Global Select market under the symbol, “CVLG.”

 (1) See GAAP to Non-GAAP Reconciliation in the schedules included with this release. In addition to operating income (loss), operating ratio, net income (loss), and earnings (loss) per diluted share, we use adjusted operating income (loss), adjusted operating ratio, adjusted net income (loss), and adjusted earnings (loss) per diluted share, non-GAAP measures, as key measures of profitability. Adjusted operating income (loss), adjusted operating ratio, adjusted net income (loss), and adjusted diluted earnings (loss) per share are not substitutes for operating income (loss), operating ratio, net income (loss), and earnings (loss) per diluted share measured in accordance with GAAP. There are limitations to using non-GAAP financial measures. We believe our presentation of these non-GAAP financial measures are useful because it provides investors and securities analysts with supplemental information that we use internally for purposes of assessing profitability. Further, our Board and management use non-GAAP operating income (loss), operating ratio, net income (loss), and earnings (loss) per diluted share measures on a supplemental basis to remove items that may not be an indicator of performance from period-to-period. Although we believe that adjusted operating income (loss), adjusted operating ratio, adjusted net income (loss), and adjusted diluted earnings (loss) per share improves comparability in analyzing our period-to-period performance, they could limit comparability to other companies in our industry, if those companies define such measures differently. Because of these limitations, adjusted operating income (loss), adjusted operating ratio, adjusted net income (loss), and adjusted earnings (loss) per diluted share should not be considered measures of income generated by our business or discretionary cash available to us to invest in the growth of our business. Management compensates for these limitations by primarily relying on GAAP results and using non-GAAP financial measures on a supplemental basis.

This press release contains certain statements that may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such statements are subject to the safe harbor created by those sections and the Private Securities Litigation Reform Act of 1995, as amended.  Such statements may be identified by their use of terms or phrases such as “expects,” “estimates,” “projects,” “believes,” “anticipates,” “plans,” “could,” “would,” “may,” “will,” "intends," “outlook,” “focus,” “seek,” “potential,” “mission,” “continue,” “goal,” “target,” “objective,” derivations thereof, and similar terms and phrases.  Forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, which could cause future events and actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements.   In this press release, statements relating to future availability and covenant testing under our ABL credit facility, expected fleet age and warranty coverage, net capital expenditures, capital allocation alternatives, compensation headwinds, the payment of dividends, and the statements under “Outlook” are forward-looking statements. The following factors, among others could cause actual results to differ materially from those in the forward-looking statements: Our business is subject to economic, credit, business, and regulatory factors affecting the truckload industry that are largely beyond our control including cost inflation and global supply chain disruption that could affect (i) the volume, pricing, and predictability of customer demand, (ii) the availability, pricing, and delivery schedule of equipment and parts, (iii) the availability and compensation of employees and third-party capacity providers, and (iv) other aspects of our business; We may not be successful in achieving our strategic plan; We operate in a highly competitive and fragmented industry; We may not grow substantially in the future and we may not be successful in improving our profitability; We may not make acquisitions in the future, or if we do, we may not be successful in our acquisition strategy; Increases in driver compensation or difficulties attracting and retaining qualified drivers could have a materially adverse effect on our profitability and the ability to maintain or grow our fleet; Our engagement of independent contractors to provide a portion of our capacity exposes us to different risks than we face with our tractors driven by company drivers; We derive a significant portion of our revenues from our major customers; Fluctuations in the price or availability of fuel, the volume and terms of diesel fuel purchase commitments, surcharge collection, and hedging activities may increase our costs of operation; We depend on third-party providers, particularly in our Managed Freight segment; We depend on the proper functioning and availability of our management information and communication systems and other information technology assets (including the data contained therein) and a system failure or unavailability, including those caused by cybersecurity breaches, or an inability to effectively upgrade such systems and assets could cause a significant disruption to our business; If we are unable to retain our key employees, our business, financial condition, and results of operations could be harmed; Seasonality and the impact of weather and other catastrophic events affect our operations and profitability; We self-insure for a significant portion of our claims exposure, which could significantly increase the volatility of, and decrease the amount of, our earnings; Our self-insurance for auto liability claims and our use of captive insurance companies could adversely impact our operations; We have experienced, and may experience additional, erosion of available limits in our aggregate insurance policies; We may experience additional expense to reinstate insurance policies due to liability claims; We operate in a highly regulated industry; If our independent contractor drivers are deemed by regulators or judicial process to be employees, our business, financial condition, and results of operations could be adversely affected; Developments in labor and employment law and any unionizing efforts by employees could have a materially adverse effect on our results of operations; The Compliance Safety Accountability program adopted by the Federal Motor Carrier Safety Administration could adversely affect our profitability and operations, our ability to maintain or grow our fleet, and our customer relationships; An unfavorable development in the Department of Transportation safety rating at any of our motor carriers could have a materially adverse effect on our operations and profitability; Compliance with various environmental laws and regulations; Changes to trade regulation, quotas, duties, or tariffs; Litigation may adversely affect our business, financial condition, and results of operations; Our ABL credit facility and other financing arrangements contain certain covenants, restrictions, and requirements, and we may be unable to comply with such covenants, restrictions, and requirements; In the future, we may need to obtain additional financing that may not be available or, if it is available, may result in a reduction in the percentage ownership of our stockholders; Our indebtedness and finance and operating lease obligations could adversely affect our ability to respond to changes in our industry or business; Our profitability may be materially adversely impacted if our capital investments do not match customer demand or if there is a decline in the availability of funding sources for these investments; Increased prices for new revenue equipment, design changes of new engines, future uses of autonomous tractors, volatility in the used equipment market, decreased availability of new revenue equipment, and the failure of manufacturers to meet their sale or trade-back obligations to us could have a materially adverse effect on our business, financial condition, results of operations, and profitability; Our 49% owned subsidiary, Transport Enterprise Leasing, faces certain additional risks particular to its operations, any one of which could adversely affect our operating results; We may incur additional charges in connection with the disposition of substantially all of the operations and assets of TFS; We could determine that our goodwill and other intangible assets are impaired, thus recognizing a related loss; Our Chairman of the Board and Chief Executive Officer and his wife control a large portion of our stock and have substantial control over us, which could limit other stockholders' ability to influence the outcome of key transactions, including changes of control; Provisions in our charter documents or Nevada law may inhibit a takeover, which could limit the price investors might be willing to pay for our Class A common stock; The market price of our Class A common stock may be volatile; We cannot guarantee the timing or amount of repurchases of our Class A common stock, if any; If we fail to maintain effective internal control over financial reporting in the future, there could be an elevated possibility of a material misstatement, and such a misstatement could cause investors to lose confidence in our financial statements, which could have a material adverse effect on our stock price; and We could be negatively impacted by the COVID-19 outbreak or other similar outbreaks. In addition, there can be no assurance that future dividends will be declared. The declaration of future dividends is subject to approval of our board of directors and various risks and uncertainties, including, but not limited to: our cash flow and cash needs; compliance with applicable law; restrictions on the payment of dividends under existing or future financing arrangements; changes in tax laws relating to corporate dividends; deterioration in our financial condition or results: and those risks, uncertainties, and other factors identified from time-to-time in our filings with the Securities and Exchange Commission.  Readers should review and consider these factors along with the various disclosures by the Company in its press releases, stockholder reports, and filings with the Securities and Exchange Commission. We disclaim any obligation to update or revise any forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking information.

For further information contact:

Joey B. Hogan, President
JHogan@covenantlogistics.com

Tripp Grant, Chief Accounting Officer
TGrant@covenantlogistics.com

For copies of Company information contact:

Brooke McKenzie, Executive Administrative Assistant
BMcKenzie@covenantlogistics.com

Covenant Logistics Group, Inc.
Key Financial and Operating Statistics
	Income Statement Data
	Three Months Ended December 31,			Year Ended December 31,
($s in 000s, except per share data)	2021	2020	% Change	2021	2020	% Change
Freight revenue	$267,022	$210,856	26.6%	$949,913	$776,218	22.4%
Fuel surcharge revenue	27,206	14,372	89.3%	96,090	62,343	54.1%
Total revenue	$294,228	$225,228	30.6%	$1,046,003	$838,561	24.7%
Operating expenses:
Salaries, wages, and related expenses	91,637	79,059		350,246	315,023
Fuel expense	28,273	18,179		103,641	77,443
Operations and maintenance	15,323	11,412		59,269	48,368
Revenue equipment rentals and purchased transportation	106,358	71,028		331,685	222,705
Operating taxes and licenses	2,667	2,066		10,899	11,621
Insurance and claims	10,350	12,562		38,788	53,052
Communications and utilities	1,233	1,241		4,558	5,898
General supplies and expenses	7,701	6,575		29,673	34,143
Depreciation and amortization	12,565	14,199		53,881	65,472
Gain on disposition of property and equipment, net	(116)	(659)		(3,799)	(7,706)
Impairment of long lived property & equipment	-	-		-	26,569
Total operating expenses	275,991	215,662		978,841	852,588
Operating income (loss)	18,237	9,566		67,162	(14,027)
Interest expense, net	616	924		2,791	6,841
Income from equity method investment	(5,210)	(2,973)		(14,782)	(3,944)
Income (loss) from continuing operations before income taxes	22,831	11,615		79,153	(16,924)
Income tax expense (benefit)	5,099	4,166		20,962	(2,804)
Income (loss) from continuing operations	17,732	7,449		58,191	(14,120)
Income from discontinued operations, net of tax	-	(33,114)		2,540	(28,598)
Net income (loss)	$17,732	$(25,665)		$60,731	$(42,718)
Basic earnings (loss) per share
Income (loss) from continuing operations	$1.06	$0.43		$3.46	$(0.81)
Income from discontinued operations	$-	$(1.93)		$0.15	$(1.65)
Net income (loss)	$1.06	$(1.50)		$3.61	$(2.46)
Diluted earnings (loss) per share
Income (loss) from continuing operations	$1.05	$0.43		$3.42	$(0.81)
Income from discontinued operations	$-	$(1.93)		$0.15	$(1.65)
Net income (loss)	$1.05	$(1.50)		$3.57	$(2.46)
Basic weighted average shares outstanding (000s)	16,718	17,135		16,803	17,358
Diluted weighted average shares outstanding (000s)	16,974	17,135		17,020	17,358

	Segment Freight Revenues
	Three Months Ended December 31,			Year Ended December 31,
($s in 000's)	2021	2020	% Change	2021	2020	% Change
Expedited - Truckload	$71,782	$69,434	3.4%	$289,350	$291,471	(0.7%)
Dedicated - Truckload	70,888	61,972	14.4%	276,863	255,503	8.4%
Combined Truckload	142,670	131,406	8.6%	566,213	546,974	3.5%
Managed Freight	108,132	64,884	66.7%	321,236	177,579	80.9%
Warehousing	16,220	14,566	11.4%	62,464	51,665	20.9%
Consolidated Freight Revenue	$267,022	$210,856	26.6%	$949,913	$776,218	22.4%

	Truckload Operating Statistics
	Three Months Ended December 31,			Year Ended December 31,
	2021	2020	% Change	2021	2020	% Change
Average freight revenue per loaded mile	$2.53	$2.11	19.9%	$2.33	$2.04	14.2%
Average freight revenue per total mile	$2.24	$1.90	17.9%	$2.07	$1.85	11.9%
Average freight revenue per tractor per week	$4,732	$4,032	17.4%	$4,509	$3,872	16.5%
Average miles per tractor per period	27,805	27,867	(0.2%)	113,485	109,622	3.5%
Weighted avg. tractors for period	2,294	2,480	(7.5%)	2,408	2,702	(10.9%)
Tractors at end of period	2,291	2,461	(6.9%)	2,291	2,461	(6.9%)
Trailers at end of period	5,331	5,647	(5.6%)	5,331	5,647	(5.6%)

	Selected Balance Sheet Data
($s in '000's, except per share data)	12/31/2021	12/31/2020
Total assets	$650,387	$676,716
Total stockholders' equity	$349,699	$290,642
Total indebtedness, net of cash	$65,839	$101,963
Net Indebtedness to Capitalization Ratio	15.8%	26.0%
Leverage Ratio(1)	0.72	2.89
Tangible book value per end-of-quarter basic share	$17.10	$13.03
(1) Leverage Ratio is calculated as average total indebtedness, net of cash, divided by the sum of operating income (loss), depreciation and amortization, gain on disposition of property and equipment, net, and impairment of long lived property and equipment.

Covenant Logistics Group, Inc.
Non-GAAP Reconciliation (Unaudited)
Adjusted Operating Income and Adjusted Operating Ratio (1)
(Dollars in thousands)	Three Months Ended December 31,			Year Ended December 31,
GAAP Presentation	2021	2020	bps Change	2021	2020	bps Change
Total revenue	$294,228	$225,228		$1,046,003	$838,561
Total operating expenses	275,991	215,662		978,841	852,588
Operating income (loss)	$18,237	$9,566		$67,162	$(14,027)
Operating ratio	93.8%	95.8%	(200)	93.6%	101.7%	(810)

Non-GAAP Presentation	2021	2020	bps Change	2021	2020	bps Change
Total revenue	$294,228	$225,228		$1,046,003	$838,561
Fuel surcharge revenue	(27,206)	(14,372)		(96,090)	(62,343)
Freight revenue (total revenue, excluding fuel surcharge)	267,022	210,856		949,913	776,218

Total operating expenses	275,991	215,662		978,841	852,588
Adjusted for:
Fuel surcharge revenue	(27,206)	(14,372)		(96,090)	(62,343)
Amortization of intangibles (2)	(587)	(1,152)		(4,043)	(5,097)
Bad debt expense associated with customer bankruptcy and high credit risk customers	-	-		-	(2,617)
Insurance policy erosion	-	-		-	(4,447)
Strategic restructuring adjusting items:
Gain on disposal of terminals, net	-	(972)		-	4,740
Impairment of real estate and related tangible assets	-	-		-	(9,790)
Impairment of revenue equipment and related charges	-	-		-	(17,604)
Restructuring related severance and other	-	(1,543)		-	(4,334)
Abandonment of information technology infrastructure	-	-		-	(1,048)
Contract exit costs and other restructuring	-	-		-	(695)
Adjusted operating expenses	248,198	197,623		878,708	749,353
Adjusted operating income	18,824	13,233		71,205	26,865
Adjusted operating ratio	93.0%	93.7%	(70)	92.5%	96.5%	(400)

(1) Pursuant to the requirements of Regulation G, this table reconciles consolidated GAAP operating income and operating ratio to consolidated non-GAAP Adjusted operating income and Adjusted operating ratio.

(2) "Amortization of intangibles" reflects the non-cash amortization expense relating to intangible assets.

Non-GAAP Reconciliation (Unaudited)
Adjusted Net Income and Adjusted EPS (1)

(Dollars in thousands)	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
GAAP Presentation - Net (loss) income	$17,732	$(25,665)	$60,731	$(42,718)
Adjusted for:
Amortization of intangibles (2)	587	1,152	4,043	5,097
Bad debt expense associated with customer bankruptcy and high credit risk customers	-	-	-	2,617
Insurance policy erosion	-	-	-	4,447
Strategic restructuring adjusting items:
Discontinued operations reversal of loss contingency (3)	-	44,151	(3,411)	40,431
Loss (gain) on disposal of terminals, net	-	972	-	(4,740)
Impairment of real estate and related tangible assets	-	-	-	9,790
Impairment of revenue equipment and related charges	-	-	-	17,604
Restructuring related severance and other	-	1,543	-	4,334
Abandonment of information technology infrastructure	-	-	-	1,048
Contract exit costs and other restructuring	-	-	-	695
Total adjustments before taxes	587	47,818	632	81,323
Provision for income tax expense at effective rate	(150)	(11,715)	(76)	(19,924)
Tax effected adjustments	$437	$36,103	$556	$61,399
Non-GAAP Presentation - Adjusted net income	$18,169	$10,438	$61,287	$18,681

GAAP Presentation - Diluted (loss) earnings per share ("EPS")	$1.05	$(1.50)	$3.57	$(2.46)
Adjusted for:
Amortization of intangibles (2)	0.03	0.07	0.24	0.29
Bad debt expense associated with customer bankruptcy and high credit risk customers	-	-	-	0.15
Insurance policy erosion and premium reinstatement expense	-	-	-	0.26
Strategic restructuring adjusting items:
Discontinued operations reversal of loss contingency(3)	-	2.58	(0.20)	2.33
Gain on sale of terminal, net	-	0.06	-	(0.27)
Impairment of real estate and related tangible assets	-	-	-	0.56
Impairment of revenue equipment and related charges	-	-	-	1.01
Restructuring related severance and other	-	0.09	-	0.25
Abandonment of information technology infrastructure	-	-	-	0.06
Contract exit costs and other restructuring	-	-	-	0.04
Total adjustments before taxes	0.03	2.79	0.04	4.69
Provision for income tax expense at effective rate	(0.01)	(0.68)	-	(1.15)
Tax effected adjustments	$0.02	$2.11	$0.04	$3.54
Non-GAAP Presentation - Adjusted EPS	$1.07	$0.61	$3.61	$1.08

(1) Pursuant to the requirements of Regulation G, this table reconciles consolidated GAAP net income to consolidated non-GAAP adjusted net income and consolidated GAAP diluted earnings per share to non-GAAP consolidated Adjusted EPS.

(2) "Amortization of intangibles" reflects the non-cash amortization expense relating to intangible assets.
(3) "Discontinued Operations reversal of loss contingency" reflects the non-cash reversal of a previously recorded loss contingency that is no longer considered probable. The original loss contingency was recorded in Q4 2020 as a result of our disposal of our former accounts receivable factoring segment, TFS.

Covenant Logistics Group, Inc.
Non-GAAP Reconciliation (Unaudited)
Adjusted Operating Income and Adjusted Operating Ratio (1)

(Dollars in thousands)	Three Months Ended December 31,
GAAP Presentation	2021					2020
	Expedited	Dedicated	Combined Truckload	Managed Freight	Warehousing	Expedited	Dedicated	Combined Truckload	Managed Freight	Warehousing
Total revenue	$85,924	$83,750	$169,674	$108,132	$16,422	$75,855	$69,819	$145,674	$64,884	$14,670
Total operating expenses	80,339	82,480	$162,819	$97,180	15,992	71,073	71,533	142,606	59,509	13,548
Operating income (loss)	$5,585	$1,270	$6,855	$10,952	$430	$4,782	$(1,714)	$3,068	$5,375	$1,122
Operating ratio	93.5%	98.5%	96.0%	89.9%	97.4%	93.7%	102.5%	97.9%	91.7%	92.4%

Non-GAAP Presentation
Total revenue	$85,924	$83,750	$169,674	$108,132	$16,422	$75,855	$69,819	$145,674	$64,884	$14,670
Fuel surcharge revenue	(14,142)	(12,862)	(27,004)	-	(202)	(6,421)	(7,847)	(14,268)	-	(104)
Freight revenue (total revenue, excluding fuel surcharge)	71,782	70,888	142,670	108,132	16,220	69,434	61,972	131,406	64,884	14,566

Total operating expenses	80,339	82,480	162,819	97,180	15,992	71,073	71,533	142,606	59,509	13,548
Adjusted for:
Fuel surcharge revenue	(14,142)	(12,862)	(27,004)	-	(202)	(6,421)	(7,847)	(14,268)	-	(104)
Amortization of intangibles (2)	-	(294)	(294)	(36)	(257)	-	(601)	(601)	(164)	(387)
Strategic restructuring adjusting items:
Gain on disposal of terminals, net	-	-	-	-	-	(514)	(458)	(972)	-	-
Restructuring related severance and other	-	-	-	-	-	(815)	(728)	(1,543)	-	-
Adjusted operating expenses	66,197	69,324	135,521	97,144	15,533	63,323	61,899	125,222	59,345	13,057
Adjusted operating income (loss)	5,585	1,564	7,149	10,988	687	6,111	73	6,184	5,539	1,509
Adjusted operating ratio	92.2%	97.8%	95.0%	89.8%	95.8%	91.2%	99.9%	95.3%	91.5%	89.6%

	Year Ended December 31,
GAAP Presentation	2021					2020
	Expedited	Dedicated	Combined Truckload	Managed Freight	Warehousing	Expedited	Dedicated	Combined Truckload	Managed Freight	Warehousing
Total revenue	$337,063	$324,541	$661,604	$321,236	$63,163	$320,202	$288,652	$608,854	$177,579	$52,128
Total operating expenses	303,999	$325,898	$629,897	$288,775	$60,169	$327,239	$304,188	$631,427	$173,097	$48,065
Operating income (loss)	$33,064	$(1,357)	$31,707	$32,461	$2,994	$(7,037)	$(15,536)	$(22,573)	$4,482	$4,063
Operating ratio	90.2%	100.4%	95.2%	89.9%	95.3%	102.2%	105.4%	103.7%	97.5%	92.2%

Non-GAAP Presentation
Total revenue	$337,063	$324,541	$661,604	$321,236	$63,163	$320,202	$288,652	$608,854	$177,579	$52,128
Fuel surcharge revenue	(47,713)	(47,678)	$(95,391)	-	(699)	(28,731)	(33,149)	(61,880)	-	(463)
Freight revenue (total revenue, excluding fuel surcharge)	289,350	276,863	566,213	321,236	62,464	291,471	255,503	546,974	177,579	51,665

Total operating expenses	303,999	325,898	629,897	288,775	60,169	327,239	304,188	631,427	173,097	48,065
Adjusted for:
Fuel surcharge revenue	(47,713)	(47,678)	(95,391)	-	(699)	(28,731)	(33,149)	(61,880)	-	(463)
Amortization of intangibles (2)	-	(2,097)	(2,097)	(525)	(1,421)	-	(2,777)	(2,777)	(633)	(1,686)
Bad debt expense associated with customer bankruptcy and high credit risk customers	-	-	-	-	-	(972)	(867)	(1,839)	(778)	-
Strategic restructuring adjusting items:
Insurance policy erosion	-	-	-	-	-	(2,627)	(1,820)	(4,447)	-	-
Gain on disposal of terminals, net	-	-	-	-	-	2,505	2,235	4,740	-	-
Impairment of real estate and related tangible assets	-	-	-	-	-	(3,991)	(3,563)	(7,554)	(2,236)	-
Impairment of revenue equipment and related charges	-	-	-	-	-	(8,046)	(9,558)	(17,604)	-	-
Restructuring related severance and other	-	-	-	-	-	(2,290)	(2,044)	(4,334)	-	-
Abandonment of information technology infrastructure	-	-	-	-	-	(554)	(494)	(1,048)	-	-
Contract exit costs and other restructuring	-	-	-	-	-	(367)	(328)	(695)	-	-
Adjusted operating expenses	256,286	276,123	532,409	288,250	58,049	282,166	251,823	533,989	169,450	45,916
Adjusted operating income (loss)	33,064	740	33,804	32,986	4,415	9,305	3,680	12,985	8,129	5,749
Adjusted operating ratio	88.6%	99.7%	94.0%	89.7%	92.9%	96.8%	98.6%	97.6%	95.4%	88.9%

(1) Pursuant to the requirements of Regulation G, this table reconciles consolidated GAAP operating income and operating ratio to consolidated non-GAAP Adjusted operating income and Adjusted operating ratio.

(2) "Amortization of intangibles" reflects the non-cash amortization expense relating to intangible assets.

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